                                  EXHIBIT 10.2




                             JOINT VENTURE CONTRACT


                                     BETWEEN


                                CMD CAPITAL, LTD.


                                       AND


                            CHINA INVESTMENT JOURNAL













                              DATE: APRIL 22, 2000

                             JOINT VENTURE CONTRACT


                                      INDEX


General Provisions .............................................................Chapter 1

The Parties of the Joint Venture Company .......................................Chapter 2

Establishment of the Company ...................................................Chapter 3

The Purpose, Scope and Scale of the Business ...................................Chapter 4

Share, Registered Capital and the Total Amount of Investment ...................Chapter 5

Obligations and Responsibilities of Each Party to the Joint Venture Company ....Chapter 6

The Board of Directors .........................................................Chapter 7

Business Management Office .....................................................Chapter 8

Labor Management ...............................................................Chapter 9

Taxes, Finance and Audit .......................................................Chapter 10

Distribution of Profits ........................................................Chapter 11

Protection for Secrecy, Special Technique and Intangible Property...............Chapter 12

Duration of Cooperation ........................................................Chapter 13

Termination and Liquidation of the Company .....................................Chapter 14

Insurance ......................................................................Chapter 15

The Amendment, Alteration and Discharge of the Contract ........................Chapter 16

Liabilities for Breach of the Contract .........................................Chapter 17

Effectiveness of the Contract and Miscellaneous ................................Chapter 18

                             JOINT VENTURE CONTRACT

                          CHAPTER 1 GENERAL PROVISIONS

In accordance with the "Law of the People's Republic of China on Chinese-Foreign Equity on Joint Ventures" ("JV Law") and other relevant Chinese laws, decrees and regulations, CMD Capital, Ltd. ("Party A"), China Investment Journal ("Party B"), adhering to the principle of equality and mutual benefit and through friendly consultations, agree to enter into this contract to jointly invest and set up a Company.


                        CHAPTER 2 PARTIES OF THE COMPANY

2.1 Party A is an enterprise registered in Hong Kong with legal status for the performance of its legal obligations in accordance with the provisions of the laws of Hong Kong. Its location is Room 2406, Hong Kong Plaza, 188 Connaught Road West, Hong Kong Special Administrative Region. Its legal representative is Mr. Peter Chin, Office: Chairperson. Nationality: the United States of America.

Party B is a journal published and registered in Beijing. It is a legal person under the Civil Code capable of entering legal obligations. Its location is No. 38, Bai Wan Zhuang Zi Qu, 100037 Beijing, the People's Republic of China ("China"). Legal Representative: Wang Xin, Nationality:
China.

                     CHAPTER 3 ESTABLISHMENT OF THE COMPANY

3.1 In accordance with the Law of the People's Republic of China on Sino-foreign Joint Equity Enterprises and other relevant Chinese laws, decrees and regulations, the parties of the Company agree to set up a joint venture limited liability company (the "Joint Venture Company") in Beijing.

3.2 The official name of the Joint Venture Company shall be otherwise consulted and determined by Party A and Party B. The name will be Limited Liability. Its English name is _______________.

3.3 The legal address of the Joint Venture Company shall be Room 803, Sunjoy Mansion, No. 6 Ritan Road, Chaoyang District, Beijing 100020 P.R.
China.

3.4 All activities of the Joint Venture Company shall be governed and protected by the laws, decrees, and pertinent rules and regulations of China.

3.5 The organization form of the Joint Venture Company is a limited liability company. The profits of the Company shall be shared by the parties in proportion to their respective share in the Company's equity.

           CHAPTER 4 THE PURPOSE, SCOPE, AND SCALE OF THE BUSINESS

4.1 The purpose of the Joint Venture Company is to establish an investment information portal in China ("Website"), to adequately utilize the advantages of each Party to provide comprehensive information and coverage concerning investment in China to various business enterprises and research institutes and other entities on the mainland of China and overseas. Through the combination of the Internet and the printed text journal, the Parties expect the Company to produce economic gains and ensure satisfactory economic benefits for each party.

4.2 Business scope of the Joint Venture Company: investment information provision, consulting service related to investment, technology development, advertisement service, investment promotion activities, and other operations such as providing business solutions for e-commerce, both B-to-B and B-to-C. The scope of the `Business of the Joint Venture Company shall be subject to the approval of the Administration for Industry and Commerce.

4.3 Party B has the rights to supervise and censor the content of the Website. Party B also has the rights to delete the contents which harm the national interests of China or violate the laws, regulations and policies of the Chinese government from the Website.

    CHAPTER 5 SHARE, REGISTERED CAPITAL AND THE TOTAL AMOUNT OF INVESTMENT

5.1 Party A shall pay in fund for 70% of the total equity of the Joint Venture Company. Party B shall pay in the form of good will for 30% of the total equity of the Joint Venture Company. The profits they shall receive will be distributed by the proportion of their respective equity.

5.2 The registered capital of the Company is $1,509,000, of which Party A shall pay the entire sum over a period of 12 months according to the relevant rules governing the establishment of companies in China.

5.3 The total amount of investment of Party A to the Joint Venture Company is approximately $3,000,000 U.S. dollars (including the registered capital). party A shall pay US$100,000 to the account nominated by Party B within ten
(10) working days of execution of this Contract, such fund will be exclusively used for the Joint Venture Company's preparatory arrangement such as registration. Party A and Party B jointly stipulate that Party A should pay the total investment (including registered capital) for the establishment and maintenance of the Website and the operation of the Joint Venture Company in three payment periods. In the first installment, Party A should pay $700,000 US dollars, within twenty-two (22) business days after the Joint Venture Company receives temporary business license. Such shall include US$100,000 for the Joint Venture Company's preparatory arrangement such as registration. For the second payment installment, $1,400,000 U.S. dollars shall be paid to the special account of the Joint Venture Company jointly established by both parties within the 140 days after the Joint Venture Company has launched the Website. In the third installment, Party A should pay $900,000 US dollars to the special account of the Joint Venture Company jointly established by both parties within two hundred and eighty (280) working days of receipt of the business license.

5.4 In case Party A wants to transfer the possession of some or all its shares of the Company to a third party, which is neither Party A nor Party B, this decision must be approved by Party B. Vice versa if Party B wants to make such a transaction with a third party. If both Party A and Party B consent to the above decision, it should be reported to the specific governmental authority in charge of the examination and approval process.

     CHAPTER 6 OBLIGATIONS AND RESPONSIBILITIES OF EACH PARTY TO THE COMPANY

6.1      Party A shall be responsible for the following matters:

         1. Providing a total investment of $3,000,000 U.S. dollars to the Joint Venture Company.

         2. Helping the Joint Venture Company supervise its financial affairs.

         3.       Providing technical support and consulting services.

         4.       Providing financial (public listing) consulting service.

6.2      Party B shall be responsible for the following matters:

1. Handling applications for approval, registration, business license and other matters concerning the establishment of the Joint Venture Company with relevant departments of the Chinese government.

2. Responsible for the application to the relevant departments of the Chinese government and obtaining approval for the China Investment Information Website.

3. In the duration of the cooperation, Party B shall not cooperate with any other third party to set up web sites of similar nature.

         4. Party A and Party B jointly set up this registered Website during the cooperation. Other related affairs should be acted in accordance with other rules and regulations made by the two parties.

         5. Without violation of the confidentiality law and subject to the granting of priority and privileges to the Joint Venture Company, Party B shall provide the available information materials to the Joint Venture Company with compensation.

                        CHAPTER 7 THE BOARD OF DIRECTORS

7.1 The date of registration of the Joint Venture Company shall be the date of the establishment of the board of directors of the Joint Venture Company.

7.2 The board of directors shall consist of five directors, among whom two directors shall be appointed by Party A, two directors shall be appointed by Party B and one independent director. The board of directors has a chairperson and a vice-chairperson. In the first term, the chairman of the board shall be appointed by Party A from its directors, and vice-chairperson by Party B from its directors. The independent director shall be selected by both parties by mutual consent. The term of office for chairperson, vice-chairperson and directors (except the independent director) is five years. The term of office of the independent director is two and a half (2-1/2) years. Their term of office may be renewed if approved by the board. Either party may remove a director it has appointed and the other party will not raise any objection to such removal.

7.3 The highest authority of the Joint Venture Company shall be its board of directors. It shall decide all major issues. As for the following issues, unanimous approval shall be required, such as:

         1.       Amendment to the articles of association of the Joint Venture
                  Company;

         2.       Termination and dissolution of the Joint Venture Company;

         3. Increase or assignment of the registered capital of the Joint Venture Company;

         4. Merger, reorganization and consolidation of the Joint Venture Company with other economic organization;

         5.       Establishment of branches or subsidiaries;

         6. Party A or Party B listing their respective equity ownership of the capital market and other issues, such as the issuance of new shares of the Joint Venture Company, reorganizing its assets, and changing the stock ownership.

         7. The employ and discharge of the senior management staff of the Joint Venture Company such as the managing director, the general manager and chief financial officer.

Other important operating affairs of the Joint Venture Company should be decided by the four-fifth (4/5) majority of the board of directors.

7.4 The chairperson is the legal representative of the Joint Venture Company. Should the chairperson be unable to exercise his or her responsibilities, he shall authorize others to represent the Company temporarily. As the legal representative of the Joint Venture Company, the chairperson signs the documents according to the resolution passed by the board of directors.

7.5 The board of directors shall convene at least once every year. The meeting shall be called and presided over by the chairperson of the board. The chairperson may convene an interim meeting based on a proposal made by more directors. The quorum of the meeting is four (4) or more directors. Should the directors be unable to attend the board meeting, he/she may send a written authorization to the board appointing someone else to represent him/her and vote in his/her stead. Minutes of the meeting shall be placed on file. In case the attendees are fewer than the quorum, the meeting should be postponed for fifteen days or until such time when the quorum is met.

7.6 Board resolutions passed by the means of written consent.

                      CHAPTER 8 BUSINESS MANAGEMENT OFFICE

8.1 The Joint Venture Company shall establish a management office which shall be responsible for its daily management.

    The management office shall have one (1) strategic managing director nominated by Party A, one (1) general manager nominated by Party B. The office also shall have a chief financial officer appointed by Party A.

    The above senior administrative personnel shall be employed by the board of directors. The term of office for the said personnel is three (3) years. In accordance with the approval of the board of directors, the office of the managing director and the financial supervisor may be renewed.

8.2 The obligation of the strategic managing director is to carry out the decisions of the board of directors, and to plan the development of the Joint Venture Company and the development of the Website. He shall also direct and supervise the work of the general manager.

8.3 The obligation of the general manager is to carry out the decisions of the board of directors. He shall organize and conduct the routine management of the Joint Venture Company under the direction of the managing director. The general manager shall submit monthly financial reports to the board, and quarterly comprehensive reports on the Company's activities.

8.4 In case of graft or serious dereliction of duty the administrative personnel, the board of directors should have the power to dismiss his/her post at any time. They shall be held responsible for the financial loss to the Company according to relevant laws and legal procedures.

                           CHAPTER 9 LABOR MANAGEMENT

9.1 Labor contract covering the recruitment, dismissal and resignation, salaries, labor insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the Joint Venture Company shall be in accordance with the labor legislation of China such as Regulations on Labor Management in Enterprises Involving Overseas Investment and its detailed rules for implementation, and Provisional Regulations of the Levy and Payment for the Social Insurance.

9.2 The employment for the senior administrative personnel recommended by Party A or Party B, and their salary, social insurance, standard reimbursement policy for business travel and others will be decided by the board of directors.


                       CHAPTER 10 TAXES, FINANCE AND AUDIT

10.1 The Joint Venture Company shall pay several kinds of taxes in accordance with the stipulations of Chinese laws and other relevant regulations. All matters concerning foreign exchange for the Joint Venture Company shall be handled according to the Interim Regulations on Foreign Exchange Control of China and relevant regulations.

10.2 Staff members and workers of the Joint Venture Company shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China."

10.3 Allocations for reserve funds, expansion funds of the Joint Venture Company and welfare funds and bonuses for staff and workers shall be set aside in accordance with the stipulations in the "Law of the People's Republic of China for the Chinese-Foreign Equity Joint Venture." The annual proportion of allocations shall be decided by the board of directors according to the business situations of the Joint Venture Company.

10.4 The finance and accounting of the Joint Venture Company shall be handled according to the "Accounting Regulations of the People's Republic of China for Enterprise Set with Foreign Investment." The fiscal year of the Joint Venture Company shall begin from January 1 and end on December 31 of Gregorian calendar. All vouchers, receipts, accounting statements and reports, account books shall be written in Chinese and in English.

10.5 The Joint Venture Company shall employ an auditor registered in China, who has a prestigious reputation and credentials in the auditor profession to annually audit the Joint Venture Company's operations and financial status. The said auditing results shall be reported to the board of directors. If either Party A or Party B asks to employ its own auditor to audit the books of the Joint Venture Company, the other party shall not disagree for any reasons, but all the necessary fees should be shouldered by the party who hires its own auditor.

10.6 During the first month of every fiscal year, the general manager should organize employees to prepare the balance sheet, the income statement and the distribution plan for the previous year. These statements shall be submitted to the board of directors.

                            CHAPTER 11 PROFIT SHARING

11.1 After paying the taxes in accordance with law and drawing the various funds, the net will be distributed by Party A and Party B according to the proportion of each party's share in the registered capital.

11.2 The Joint Venture Company shall distribute its profits once a year. The said distribution shall be handled according to the related laws and regulations.

  CHAPTER 12 SECRECY AND THE PROTECTION FOR SPECIAL TECHNIQUE AND INTANGIBLE
                                   PROPERTIES

12.1 Both Party A and Party B should keep the secret confidential information related to the Joint Venture Company or to the operation of the Joint Venture Company within three (3) years after the termination of the Joint Venture Company.

12.2 All the specific technologies developed by the Joint Venture Company and other intellectual properties such as copyright or trademarks, domain name of the Website and so forth are the assets of the Joint Venture Company. Without the permission from the board of directors, it cannot be sold or transferred.

                     CHAPTER 13 DURATION OF THE COOPERATION

13.1 The duration of the Joint Venture Company is thirty (30) years. The establishment of the Joint Venture Company shall start from the date on which the business license of the Joint Venture Company is issued.

    An application for the extension of the duration, raised by one party, and unanimously approved by the board of directors, shall be submitted to the relevant administrative department of the Chinese government (or other relevant examination-and-approval authority authorized by the Ministry of Foreign Trade and Economic Cooperation) 180 days prior to the expiry date of the Company's term.

            CHAPTER 14 TERMINATION AND LIQUIDATION OF THE COMPANY

14.1 In case the Joint Venture Company's term shall expire or the Joint Venture Company terminates its operations, it should arrange liquidation according to related laws and regulations. The residual assets after liquidation should be distributed in accordance with the proportion of each party's share in the registered capital.

                              CHAPTER 15 INSURANCE

15.1 Insurance policies of the Joint Venture Company on various kinds of risks shall be underwritten in China. Types, the value and duration of insurance policy shall be decided by the board of directors in accordance with the stipulations of Chinese laws and regulations.

      CHAPTER 16 THE AMENDMENT, ALTERATION AND DISCHARGE OF THE CONTRACT

16.1 The amendment of the contract or other appendices shall come into force only after the written agreement signed by the parties and approved by original examining and approving authority.

16.2 During the validity of the contract, because of FORCE MAJEURE, which prevents the contract from being performed, or because of the consecutive deficit incurred by the Joint Venture Company, termination of the Company as well as rescinding this Contract before its term shall be executed after it is passed unanimously by the board of directors and approved by the examination-and-approval authority.

              CHAPTER 17 LIABILITIES FOR BREACH OF THE CONTRACT

17.1 In case either Party A or Party B cannot fulfill obligation and duties defined in the Contract or materially breaches the Contract or the by-laws of the Joint Venture Company in the operation of the Joint Venture Company or causes any material financial loss to the Joint Venture Company, that party will be taken as the violating party. The other party, however, who abides by the contract faithfully, has the right to claim for compensation. The non-violating party or parties also will have the right to report the modification or termination of the Contract to the relevant authorities. In this case, if both Party A and Party B will agree to operate the business further, the party which breaches the Contract shall compensate the financial loss to the Joint Venture Company.

17.2 Should all or part of the Contract and its appendices be unable to be fulfilled owing to the fault of either Party A or Party B, the breaching party shall bear the responsibilities for losses thus caused. Should it be the fault of both Party A and Party B, they shall bear their respective responsibilities according to actual situations.

          CHAPTER 18 EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS

18.1 The contract shall come into force from the date of approval by the relevant department of the Chinese government upon the formal execution by both Party A and Party B.

18.2 This Contract shall be governed by the laws of China. Any dispute which cannot be resolved between Party A and Party B shall be submitted to China International Trade Arbitration Commission for arbitration in accordance with its arbitration rules. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with such proceedings, subject only to any confidentiality obligations binding on it. The arbitration shall be the exclusive way for resolving the dispute between the parties. The award of the arbitration panel shall be final and binding on the parties. Each party may apply to a court of competent jurisdiction for enforcement of such award.

18.3 The parties shall reach agreement on issues not covered hereunder in writing to supplement this Contract. In case of need, Party A and Party B shall be able to amend this Contract in writing.

18.4 The Contract shall be executed in five (5) counterparts in both Chinese and English. If there is any discrepancy between two versions, Chinese version shall prevail. Each Party shall hold two (2) copies. Other copies shall be filed with the relevant examination and approval authorities.

18.5 The legal representatives from Party A and Party B hereby sign this Contract in Beijing on April 22, 2000.


Party A:  for and on behalf of CMD CAPITAL LIMITED

By:  /s/ Peter Chin
    ------------------------------------
    Peter Chin
    Position: Chairperson

Party B: China Investment Journal

By:  /s/ Wang Xin
    ------------------------------------
    Wang Xin
    Position: Chief Director